Exhibit 4.7

FINAL VERSION

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of [__], 2025, by and among Columbus Circle Capital Corp I, a Cayman Islands exempted company (together with its successors, “SPAC”), ProCap Financial, Inc., a Delaware corporation (“Pubco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, SPAC completed its initial public offering of units on May 19, 2025 (the “Offering”), pursuant to which SPAC issued an aggregate of 25,000,000 units (each unit, a “SPAC Public Unit”), each SPAC Public Unit consisting of one Class A ordinary share of SPAC, par value $0.0001 per share (each, a “SPAC Class A Share”) and one-half of one redeemable warrant (each a “SPAC Public Warrant”), with each whole SPAC Public Warrant entitling the holder thereof to purchase one SPAC Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;

WHEREAS, in connection with the Offering, SPAC issued, in a private placement transaction, 705,000 units (the “SPAC Private Units”), each SPAC Private Unit consisting of one SPAC Class A Share and one-half of one redeemable warrant (each, a “SPAC Private Warrant”), with each whole SPAC Private Warrant entitling the holder thereof to purchase one SPAC Class A Share at an initial exercise price of $11.50 per share, on terms substantially similar to the SPAC Public Warrants;

WHEREAS, in order to finance SPAC’s transaction costs in connection with its initial business combination, Columbus Circle I Sponsor Corp LLC (the “Sponsor”) or certain of SPAC’s officers and directors may, but are not obligated to, loan to SPAC such funds as SPAC may require (the “Working Capital Loans”), of which up to $1,500,000 of such Working Capital Loans are convertible into 150,000 private placement units (the “Working Capital Units”), at a price of $10.00 per Working Capital Unit, each Working Capital Units consisting of one SPAC Class A Share and one-half of one redeemable warrant (the “Working Capital Warrants”, together with SPAC Public Warrants and SPAC Private Warrants, the “SPAC Warrants”), identical to the Private Placement Warrant;

WHEREAS, SPAC and Continental are parties to that certain Warrant Agreement, dated as of May 15, 2025 (as amended, including without limitation by this Agreement, the “Warrant Agreement”), pursuant to which Continental agreed to act as SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of the SPAC Warrants;

WHEREAS, SPAC has entered into a Business Combination Agreement, dated as of June 23, 2025 (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among Pubco, Sponsor, Inflection Points Inc d/b/a Professional Capital Management, a Delaware corporation, and ProCap BTC, LLC, a Delaware limited liability company (the “Target Company”);

WHEREAS, pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth thereof, among other things, (i) at least one business day prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement, SPAC will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to become a Delaware corporation (the “Conversion”); (ii) upon the Closing, (x) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and each issued and outstanding security of SPAC immediately prior to the effective time of the SPAC Merger shall no longer be outstanding and shall automatically be cancelled in exchange for the right to receive substantially equivalent Pubco security, and (y) the non-redeeming public shareholders of SPAC will receive an aggregate number of shares of common stock, par value $0.0001 per share, of Pubco (the “Pubco Common Stock”) equal to 15% of the Adjustment Shares; and (iii) upon the Closing, Company Merger Sub will merge with and into the Target Company, with the Target Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Business Combination”), and with the equityholders of the Target Company receiving, in exchange for their membership interests in the Target Company, shares of Pubco Common Stock, including 85% of the Adjustment Shares, as described in the Business Combination Agreement and (iv) as a result of the Business Combination, SPAC and the Target Company will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all in accordance with applicable law;

WHEREAS, pursuant to Section 2.9(e) of the Business Combination Agreement and Section 4.4 of the Warrant Agreement, upon the Closing, each SPAC Warrant issued and outstanding immediately prior to the Closing will be assumed by Pubco and will represent a warrant to purchase shares of Pubco Common Stock (collectively, the “Pubco Warrants”) in accordance with the terms of the Warrant Agreement (as assumed and amended by this Agreement);

WHEREAS, the Board of Directors of SPAC has determined that the consummation of the Business Combination constitutes a business combination contemplated under the Warrant Agreement;

WHEREAS, in connection with the Business Combination, the SPAC desires to assign all of its right, title and interest in the Warrant Agreement to Pubco, and Pubco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holders to provide for the delivery of an Alternative Issuance pursuant to Section 4.4 of the Warrant Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment and Assumption of Warrant Agreement. SPAC hereby assigns to Pubco all of SPAC’s right, title and interest in and to the Warrant Agreement (as amended hereby) and Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Business Combination and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Business Combination, each SPAC Warrant shall automatically cease to represent a right to acquire SPAC Class A Shares and shall instead represent a right to purchase shares of Pubco Common Stock pursuant to the terms and conditions of the Warrant Agreement (as amended hereby). Pubco consents to payment of the Warrant Price upon an exercise of such Pubco Warrants for shares of Pubco Common Stock in accordance with the terms of the Warrant Agreement.

2. Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement by SPAC to Pubco and the assumption by Pubco of the Warrant Agreement, each pursuant to Section 1 hereof, effective immediately following, and conditioned on the occurrence of, the Closing, and to the continuation of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

3. Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence Pubco Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.4 of the Warrant Agreement. Following the Closing, upon request by any holder of a Pubco Warrant, Pubco shall issue a new certificate for such Pubco Warrant to the holder thereof.

4. Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a)	Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Pubco; (ii) “Class A Shares,” “Class B Ordinary Shares” or “shares” shall mean the shares of Pubco Common Stock; (iii) “Private Placement Warrants” and/or “Working Capital Warrants” shall mean Pubco Private Warrants; (iv) “Public Warrants” shall mean Pubco Public Warrants; (v) the “Board of Directors” or any committee thereof shall mean the board of directors of Pubco or any committee thereof; and (vi) the “Charter” shall mean the certificate of incorporation of Pubco, as amended;

(b)	Section 2.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(c)	Section 2.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(d)	Section 2.6.5 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(e)	Section 2.6.8 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(f)	Section 2.6.10 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(g)	Section 4.9 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(h)	Section 5.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

5.3 Fractional Warrants. The Company shall not issue fractional Warrants.

(i)	Section 5.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.

(j)	Section 7.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

7.3. Authority to Issue Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Pubco Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(k)	Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

c/o

ProCap Financial, Inc.

600 Lexington Ave., Floor 2

New York, NY 10022

Attn: Anthony Pompliano

Email: anthony@professionalcapital.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

with a copy in each case (which shall not constitute notice) to:

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attn: Lynwood E. Reinhardt; Katherine E. Geddes

Email: lreinhardt@reedsmith.com; kgeddes@reedsmith.com

5. Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

6. Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

7. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

9. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

10. Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Warrant Assignment, Assumption and Amendment Agreement as of the date first above written.

SPAC

COLUMBUS CIRCLE CAPITAL CORP I

By:
	Name:	Gary Quin
	Title:	Chief Executive Officer

PUBCO:

PROCAP FINANCIAL, INC.

By:
Name:	Anthony Pompliano
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: